Exhibit 99.1

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS FOR NOVELOS THERAPEUTICS, INC.
(A Development Stage Company)

Page

Report of Independent Registered Public Accounting Firm	2
Balance Sheets at March 31, 2011, December 31, 2010 and 2009	3
Statements of Operations for the Three Months Ended March 31, 2011 and 2010, the Years Ended December 31, 2010 and 2009, and the Cumulative Development-Stage Period from November 7, 2002 (date of inception) to December 31, 2010	4
Statements of Stockholders’ Equity (Deficiency) for the Three Months Ended March 31, 2011 and Cumulative Development-Stage Period from November 7, 2002 (date of inception) to December 31, 2010	5
Statements of Cash Flows for the Three Months Ended March 31, 2011 and 2010, the Years Ended December 31, 2010 and 2009, and the Cumulative Development-Stage Period from November 7, 2002 (date of inception) to December 31, 2010	6
Notes to Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Novelos Therapeutics, Inc.

We have audited the accompanying balance sheets of Novelos Therapeutics, Inc. (a Development Stage Company) (a Delaware corporation) (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for each of the two years in the period ended December 31, 2010 and the period from November 7, 2002 (date of inception) through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novelos Therapeutics, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010 and the period from November 7, 2002 (date of inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred losses since its inception and, as of December 31, 2010, had an accumulated deficit of $24,045,004.  These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Chicago, Illinois
June 14, 2011

NOVELOS THERAPEUTICS, INC.
(a Development Stage Company)
BALANCE SHEETS
	March 31, 2011	December 31, 2010	December 31, 2009
	(unaudited)	(audited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$298,667	$673,739	$980,125
Restricted cash	555,000	555,000	555,000
Prepaid expenses and other current assets	55,625	51,042	69,626
Total current assets	909,292	1,279,781	1,604,751
FIXED ASSETS, NET	3,366,315	3,510,489	4,088,951
DEFERRED ISSUANCE COSTS	—	—	99,461
INTANGIBLE ASSETS	—	—	19,671
OTHER ASSETS	12,747	11,872	11,872
TOTAL ASSETS	$4,288,354	$4,802,142	$5,824,706

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$446,440	$202,487	$250,516
Accrued liabilities	239,824	190,394	465,072
Accrued interest	450,851	305,049	—
Notes payable, current portion	625,745	204,802	190,789
Capital lease obligations, current portion	2,121	2,085	1,944
Total current liabilities	1,764,981	904,817	908,321
LONG-TERM LIABILITIES:
Convertible debt (Note 5)	2,720,985	2,720,985	—
Notes payable, net of current portion	450,000	920,941	675,743
Deferred rent (Note 12)	119,634	115,311	105,338
Capital lease obligations, net of current portion	5,782	6,326	8,411
Total long-term liabilities	3,296,401	3,763,563	789,492
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Common stock, $0.00001 par value; 150,000,000 shares authorized; 12,820,102 shares issued and outstanding at March 31, 2011, December 31, 2010 and December 31, 2009	128	128	128
Additional paid-in capital	24,237,100	24,178,638	23,611,506
Deficit accumulated during the development stage	(25,010,256)	(24,045,004)	(19,484,741)
Total stockholders’ equity (deficiency)	(773,028)	133,762	4,126,893
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$4,288,354	$4,802,142	$5,824,706

See report of independent registered public accounting firm and notes to financial statements.

NOVELOS THERAPEUTICS, INC.
(a Development Stage Company)
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Year Ended December 31,		Cumulative Development- Stage Period from November 7, 2002 (date of inception) through December 31, 2010
	2011 (unaudited)	2010 (unaudited)	2010 (audited)	2009 (audited)	(audited)

COSTS AND EXPENSES:
Research and development	$471,404	$1,136,973	$2,984,207	$4,351,983	$17,205,959
General and administrative	382,160	356,439	1,209,474	1,824,302	7,023,104
Total costs and expenses	853,564	1,493,412	4,193,681	6,176,285	24,229,063

LOSS FROM OPERATIONS	(853,564)	(1,493,412)	(4,193,681)	(6,176,285)	(24,229,063)

OTHER INCOME (EXPENSE):
Grant income	44,479	—	200,000	—	200,000
Interest expense, net	(156,167)	(282,414)	(566,156)	(43,588)	(17,102)
Other income	—	(573)	(426)	—	1,161
Total other income (expense)	(111,688)	(282,987)	(366,582)	(43,588)	184,059
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(965,252)	$(1,776,399)	$(4,560,263)	$(6,219,873)	$(24,045,004)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.08)	$(0.14)	$(0.36)	$(0.49)	$(2.53)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	12,820,102	12,820,102	12,820,102	12,820,102	9,513,115

See report of independent registered public accounting firm and notes to financial statements.

NOVELOS THERAPEUTICS, INC.
(a Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficiency)
	Shares	Par Amount
BALANCE AT NOVEMBER 7, 2002	—	$—	$—	$—	$—
Issuance of common stock for cash	6,440,123	64	590,205	—	590,269
Issuance of common stock in exchange for professional services	101,220	1	9,107	—	9,108
Net loss	—	—	—	—	—
BALANCE AT DECEMBER 31, 2002	6,541,343	65	599,312	—	599,377
Issuance of common stock for cash, net of issuance costs	37,958	—	4,937	—	4,937
Issuance of common stock in exchange for licensed technology	203,483	2	80,410	—	80,412
Net loss	—	—	—	(295,790)	(295,790)
BALANCE AT DECEMBER 31, 2003	6,782,784	67	684,659	(295,790)	388,936
Net loss	—	—	—	(342,761)	(342,761)
BALANCE AT DECEMBER 31, 2004	6,782,784	67	684,659	(638,551)	46,175
Issuance of common stock for cash, net of issuance costs	610,664	6	835,862	—	835,868
Net loss	—	—	—	(481,837)	(481,837)
BALANCE AT DECEMBER 31, 2005	7,393,448	73	1,520,521	(1,120,388)	400,206
Issuance of common stock for cash, net of issuance costs	2,202,179	22	7,097,050	—	7,097,072
Common stock repurchased	(43,819)	—	(31,667)	—	(31,667)
Stock-based compensation	—	—	43,994	—	43,994
Net loss	—	—	—	(963,440)	(963,440)
BALANCE AT DECEMBER 31, 2006	9,551,808	95	8,629,898	(2,083,828)	6,546,165
Issuance of common stock for cash, net of issuance costs	60,250	1	249,999	—	250,000
Exercise of warrant to purchase common stock	75,045	1	249,999	—	250,000
Stock-based compensation	—	—	570,392	—	570,392
Net loss	—	—	—	(5,090,325)	(5,090,325)
BALANCE AT DECEMBER 31, 2007	9,687,103	97	9,700,288	(7,174,153)	2,526,232
Issuance of common stock for cash, net of issuance costs	3,132,999	31	12,931,531	—	12,931,562
Stock-based compensation	—	—	477,488	—	477,488
Net loss	—	—	—	(6,090,715)	(6,090,715)
BALANCE AT DECEMBER 31, 2008	12,820,102	128	23,109,307	(13,264,868)	9,844,567
Stock-based compensation	—	—	502,199	—	502,199
Net loss	—	—	—	(6,219,873)	(6,219,873)
BALANCE AT DECEMBER 31, 2009	12,820,102	128	23,611,506	(19,484,741)	4,126,893
Stock-based compensation	—	—	353,340	—	353,340
Intrinsic value of beneficial conversion feature associated with convertible debt issued in exchange for cash	—	—	213,792	—	213,792
Net loss	—	—	—	(4,560,263)	(4,560,263)
BALANCE AT DECEMBER 31, 2010	12,820,102	128	24,178,638	(24,045,004)	133,762
Stock-based compensation	—	—	58,462	—	58,462
Net loss	—	—	—	(965,252)	(965,252)
BALANCE AT MARCH 31, 2011 (unaudited)	12,820,102	$128	$24,237,100	$(25,010,256)	$(773,028)

See report of independent registered public accounting firm and notes to financial statements.

NOVELOS THERAPEUTICS, INC.
(a Development Stage Company)
STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,		Year Ended December 31,		Cumulative Development-Stage Period from November 7, 2002 through December 31, 2010
	2011 (unaudited)	2010 (unaudited)	2010 (audited)	2009 (audited)	(audited)
Net loss	$(965,252)	$(1,776,399)	$(4,560,263)	$(6,219,873)	$(24,045,004)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	144,174	145,675	580,114	576,745	1,831,197
Stock-based compensation	58,462	119,660	353,340	502,199	1,947,413
Intrinsic value of beneficial conversion feature associated with convertible debt	—	213,792	213,792	—	213,792
Issuance of stock for technology and services	—	—	—	—	89,520
Impairment of intangible assets	—	—	19,671	—	19,671
Loss on disposal of fixed assets	—	—	—	1,607	30,468
Changes in:
Prepaid expenses and other current assets	(5,458)	(39,235)	18,584	23,152	(62,914)
Accounts payable	243,953	95,489	(48,029)	(29,455)	202,487
Accrued liabilities	49,430	(29,594)	(274,678)	307,586	190,394
Accrued interest	145,802	59,042	305,049	—	305,049
Deferred rent	4,323	(4,042)	9,973	62,789	115,311
Cash used in operating activities	(324,566)	(1,215,612)	(3,382,447)	(4,775,250)	(19,162,616)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	—	—	(1,652)	(143,347)	(5,368,181)
Proceeds from sale of fixed assets	—	—	—	—	7,000
Purchases of short-term certificates of deposit	—	—	—	—	(5,500,730)
Proceeds from short-term certificates of deposit	—	—	—	—	5,500,730
Change in restricted cash	—	—	—	—	(555,000)
Payment for intangible assets	—	—	—	—	(19,671)
Cash used in investing activities	—	—	(1,652)	(143,347)	(5,935,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	—	2,720,985	2,720,985	—	2,720,985
Proceeds from long-term obligations	—	—	450,000	—	1,677,945
Payments on long-term obligations	(49,998)	(46,618)	(190,789)	(177,807)	(552,201)
Payments on capital lease obligations	(508)	—	(1,944)	(619)	(2,563)
Proceeds from issuance of common stock, net of issuance costs	—	—	—	—	21,709,708
Proceeds from exercise of warrant	—	—	—	—	250,000
Repurchase of common stock	—	—	—	—	(31,667)
Change in deferred issuance costs	—	(44,075)	99,461	(99,461)	—
Cash provided by (used in) financing activities	(50,506)	2,630,292	3,077,713	(277,887)	25,772,207
INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(375,072)	1,414,680	(306,386)	(5,196,484)	673,739
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	673,739	980,125	980,125	6,176,609	—
CASH AND EQUIVALENTS AT END OF PERIOD	$298,667	$2,394,805	$673,739	$980,125	$673,739
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$11,563	$14,942	$55,454	$68,436	$194,973

See report of independent registered public accounting firm and notes to financial statements.

NOVELOS THERAPEUTICS, INC.
(a Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

(ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2011 AND 2010 IS UNAUDITED)

1. NATURE OF BUSINESS, ORGANIZATION AND GOING CONCERN

Novelos Therapeutics, Inc. (“Novelos” or the “Company”) is a biopharmaceutical company developing compounds for the treatment of cancer.  On April 8, 2011, Novelos entered into a business combination with Cellectar, Inc. (“Cellectar”), a privately held Wisconsin corporation that designed and developed products to detect, treat and monitor a wide variety of human cancers, and Cell Acquisition Corp. (the “Merger Subsidiary”), a Wisconsin corporation and a wholly owned subsidiary of Novelos.  Pursuant to the transaction Cellectar was merged into the Merger Subsidiary (the “Acquisition”, see Note 15).  References in these financial statements and notes to “Cellectar” relate to the activities and financial information of Cellectar prior to the Acquisition, references to “Novelos” relate to the activities and financial information of Novelos prior to the Acquisition and references to “the Company” or “we” or “us” or “our” relate to the activities and obligations of the combined Company following the Acquisition.

Immediately prior to the Acquisition, Novelos completed a 1-for-153 reverse split of its common stock (the “Reverse Split”).  Novelos then issued to the shareholders of Cellectar at that date 17,001,596 shares of its common stock as consideration for the Acquisition, representing a ratio of 0.8435 shares of Novelos common stock in exchange for one share of Cellectar common stock (the “Exchange Ratio”).  The shares issued to Cellectar shareholders in the Acquisition constituted approximately 85% of Novelos’ outstanding common stock after giving effect to the Acquisition.  Upon the closing of the Acquisition, the Company completed the private placement of 6,846,537 shares of its common stock and warrants to purchase an additional 6,846,537 shares of its common stock for gross proceeds of approximately $5,135,000.

Accounting principles generally accepted in the United States require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes.  Accordingly, the Acquisition will be accounted for as a reverse acquisition whereby Cellectar, Inc. will be treated as the acquirer for accounting and financial reporting purposes.  As such, the financial statements presented herein represent the historical financial information of Cellectar.  All per share amounts and outstanding shares, including all common stock equivalents, and stock options, have been retroactively restated in these financial statements and notes for all periods presented to reflect the Exchange Ratio.  The number of authorized shares of common stock disclosed on the balance sheet (150,000,000) represents the number of authorized shares of Novelos common stock following the Acquisition.  Additionally, on the accompanying balance sheets and statements of stockholders’ equity (deficiency) the aggregate par value of the issued common stock was reduced to reflect the $0.00001 par value of Novelos common stock associated with the shares of Cellectar common stock adjusted for the Exchange Ratio and the difference was reclassified to additional paid-in capital.

As a result of the Acquisition, the Company has implemented a revised business plan focused on the development of the Cellectar compounds.  Development of Novelos’ other compounds (NOV-002 and NOV-205) has been suspended.  The Company will conduct its operations from Cellectar’s headquarters in Madison, WI and the Company’s executive offices will remain in Newton, MA.

The Company is subject to a number of risks similar to those of other small biopharmaceutical companies. Principal among these risks are dependence on key individuals, competition from substitute products and larger companies, the successful development and marketing of its products in a highly regulated environment and the need to obtain additional financing necessary to fund future operations.

The accompanying financial statements have been prepared on the basis which assumes that the Company will continue as a going concern and which contemplates the continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Cellectar has incurred losses since inception in devoting substantially all of its efforts toward research and development and has an accumulated deficit of $24,045,004 at December 31, 2010. During the year ended December 31, 2010, Cellectar generated a net loss of $4,560,263 and the Company expects that it will continue to generate operating losses for the foreseeable future.  The Company believes that its cash on hand following the Acquisition, plus the proceeds from the private placement completed in connection with the Acquisition is adequate to fund operations into the fourth quarter of 2011.  The Company’s ability to execute its operating plan beyond that time depends on its ability to obtain additional funding via the sale of equity and/or debt securities, a strategic transaction or otherwise.  The Company plans to continue to actively pursue financing alternatives, but there can be no assurance that it will obtain the necessary funding.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies, as described in this note and elsewhere in the accompanying notes to the financial statements.

Development Stage Company — Cellectar has been in the development stage since its inception.  The primary activities since inception have been organizational activities, research and development and raising capital.  No significant revenues have been generated from planned principal operations.  As of March 31, 2011 and December 31, 2010 and 2009 the Company continues to be in the development stage.

The summary unaudited condensed statement of operations for the cumulative development-stage period from November 7, 2002 (date of inception) through March 31, 2011 is as follows:

COSTS AND EXPENSES:
Research and development	$17,677,363
General and administrative	7,405,264
Total costs and expenses	25,082,627

LOSS FROM OPERATIONS	(25,082,627)

OTHER INCOME	72,371

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(25,010,256)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(2.60)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	9,610,158

The summary unaudited condensed statement of cash flow for the cumulative development-stage period from November 7, 2002 (date of inception) through March 31, 2011 is as follows:

Net loss	$(25,010,256)
Adjustments to reconcile net loss to cash used in operating activities	4,334,697
Changes in working capital	1,188,377
Cash used in operating activities	(19,487,182)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets, net of $7,000 proceeds from sale of fixed assets	(5,361,181)
Change in restricted cash	(555,000)
Payment for intangible assets	(19,671)
Cash used in investing activities	(5,935,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants, net of issuance costs and repurchase of common stock	21,928,041
Proceeds from issuance of long-term obligations	4,398,930
Payments on long-term obligations	(605,270)
Cash provided by financing activities	25,721,701
INCREASE IN CASH AND EQUIVALENTS	298,667
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	—
CASH AND EQUIVALENTS AT END OF PERIOD	$298,677
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$206,536

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that may affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. On an on-going basis, management evaluates its estimates including those related to unbilled vendor amounts and share-based compensation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from those estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

Cash and Cash Equivalents — All short-term investments purchased with original maturities of three months or less are considered to be cash equivalents.

Restricted Cash — Restricted cash at March 31, 2011, December 31, 2010 and December 31, 2009 consists of a certificate of deposit required for collateral for a promissory note with a bank (see Note 6) and a certificate of deposit required under the Company’s lease agreement (see Note 12).

Fixed Assets — Property and equipment are stated at cost. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets (5 years).  Due to the significant value of leasehold improvements purchased during the initial 3-year lease term and the economic penalty for not extending the building lease, leasehold improvements are depreciated over 17 years (their estimated useful life) which represents the full term of the lease, including all extensions (Note 12).

Intangible Assets — Intangible assets at December 31, 2009 consisted of costs incurred to obtain trademarks.  These costs were capitalized when the expense was incurred and at which time the assets were deemed to have an indefinite life.  During 2010, following a reduction in staff and suspension of research and manufacturing activities in order to reduce operating costs, it was determined that the trademarks had been impaired and the carrying value was reduced to zero.

Impairment of Long-Lived Assets — Whenever events or circumstances change, an assessment is made as to whether there has been an impairment in the value of long-lived assets by determining whether projected undiscounted cash flows generated by the applicable asset exceed its net book value as of the assessment date.

Stock-Based Compensation — Employee stock-based compensation is accounted for in accordance with the guidance of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  Non-employee stock-based compensation is accounted for in accordance with the guidance of FASB ASC Topic 505, Equity. As such, the Company recognizes expense based on the estimated fair value of options granted to non-employees over their vesting period, which is generally the period during which services are rendered and deemed completed by such non-employees.

Research and Development — Research and development costs are expensed as incurred.

Income Taxes — Income taxes are accounted for using the liability method of accounting.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.  Management has provided a full valuation allowance against the Company’s gross deferred tax asset.  Tax positions taken or expected to be taken in the course of preparing tax returns are required to be evaluated to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority.  Tax positions deemed not to meet a more-likely-than-not threshold would be recorded as tax expense in the current year.  There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2010 and 2009.

Comprehensive Loss — There were no components of comprehensive loss other than net loss in all of the periods presented.

Grant Income — Cellectar received a cash grant of $44,000 and $200,000 for the three-month period ended March 31, 2011 and the year ended December 31, 2010, respectively from the U.S. Internal Revenue Service as a qualifying therapeutic discovery project credit pursuant to the Patient Protection and Affordable Care Act.  This grant has been recorded as a component of other income.

Fair Value of Financial Instruments — The guidance under FASB ASC Topic 825, Financial Instruments, requires disclosure of the fair value of certain financial instruments. Financial instruments in the accompanying financial statements consist of cash equivalents, accounts payable, convertible debt and long-term obligations.  The carrying amount of cash equivalents, investments and accounts payable, approximates fair value due to their short-term nature.  The estimated fair value of the convertible debt, determined on an as-converted basis including conversion of accumulated unpaid interest, was approximately $3,421,000 and $3,264,000 at March 31, 2011 and December 31, 2010, respectively.  The carrying value of long-term obligations, including current portion, approximates fair value because the fixed interest rate approximates current market rate of interest available in the market.

Concentration of Credit Risk — Financial instruments that subject the Company to credit risk consist of cash and equivalents on deposit with financial institutions, which may exceed federally insured limits.  Excess cash is invested on an overnight basis in an investment account that is fully collateralized principally by government-backed obligations.  Cash and equivalent balances are maintained with a stable and well-capitalized financial institution.

New Accounting Pronouncements —  In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires additional disclosures about the amounts of and reasons for significant transfers in and out of Level 1 and Level 2 fair value measurements. This standard also clarifies existing disclosure requirements related to the level of disaggregation of fair value measurements for each class of assets and liabilities and disclosures about inputs and valuation techniques used to measure fair value for both recurring and non-recurring Level 2 and Level 3 measurements. Since this new accounting standard only required additional disclosure, the adoption of the standard in the first quarter of 2010 did not impact the accompanying financial statements. Additionally, effective for interim and annual periods beginning after December 15, 2010, this standard will require additional disclosure and require an entity to present disaggregated information about activity in Level 3 fair value measurements on a gross basis, rather than one net amount.  The adoption of this accounting standard did not impact the accompanying financial statements.

In December 2010, the FASB issued ASU No. 2010-29, Disclosures of Supplementary Pro Forma Information for Business Combinations, which, if comparative financial statements are presented, requires the supplemental pro forma disclosure of revenue and earnings to be presented as if the business combination had occurred at the beginning of the comparable prior annual reporting period only.  This standard also expands the supplemental pro forma disclosures required under FASB ASC Topic 850, Business Combinations, to include a description of the nature and amount of material nonrecurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings.  This standard is effective for the Company for any business combinations completed after January 1, 2011.  The Company adopted the provisions of this standard during the first quarter of 2011.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRSs”).  This standard updates accounting guidance to clarify the measurement of fair value to align the guidance and improve the comparability surrounding fair value measurement within GAAP and IFRSs.  The standard also updates requirements for measuring fair value and expands the required disclosures.  The standard does not require additional fair value measurements and was not intended to establish valuation standards or affect valuation practices outside of financial reporting.  This standard will become effective for the Company on January 1, 2012.  The Company does not expect that the adoption of this standard will have a material impact on the Company’s financial statements or required disclosures.

Reclassifications — Certain prior-year amounts have been reclassified to conform to the current-year presentation.

3.  FIXED ASSETS

Fixed assets consisted of the following at December 31:

	2010	2009

Office and laboratory equipment	$2,984,375	$2,982,723
Leasehold improvements	2,317,597	2,317,597
Total fixed assets	5,301,972	5,300,320
Less accumulated depreciation and amortization	(1,791,483)	(1,211,369)
Fixed assets, net	$3,510,489	$4,088,951

During the three months ended March 31, 2011, the change to net fixed assets consisted of an increase of $144,000 to accumulated depreciation and amortization.

4.  LICENSE AGREEMENTS

2003 License Agreement with the University of Michigan

In September 2003, Cellectar entered into a license agreement (the “Michigan Agreement”) with the Regents of the University of Michigan, (“Michigan”) under which an exclusive license was granted, with the right to grant sublicenses, to develop, manufacture, and market products under several patents which expire at varying dates in 2016.  The Michigan Agreement expires upon the expiration of the last covered patent.  The Company is responsible for an annual license fee of $10,000 and is required to pay costs associated with the maintenance of the patents covered by the Michigan Agreement.  Additionally, the Company would be required to pay a milestone fee of $50,000 upon filing a New Drug Application (“NDA”) with the Federal Drug Administration (“FDA”) for a licensed product intended for use in a diagnostic application and $50,000 upon filing an NDA with the FDA for a licensed product for use in a therapeutic indication; such milestone fees may be deferred and paid within 12 months of the first commercial sale of such products.  Milestone payments of $100,000 and $200,000 are required to be paid within 12 months of the first commercial sale of diagnostic and therapeutic products, respectively.  The Michigan Agreement provides that the Company pay a royalty equal to 3% of net sales of any licensed products sold by the Company or its sublicensees for such licensed products, provided however if the sublicense fee payable to the Company is less than 5%, then the royalties payable to Michigan shall be equal to 50% of the sublicense fee.  Furthermore, the Michigan Agreement provides for a reduction in the royalties owed by up to 50% if the Company is required to pay royalties to any third parties related to the sale of the licensed products.

Cellectar paid $300 and $5,000 to Michigan for the reimbursement of patent maintenance fees during the years ended December 31, 2010 and 2009, respectively.  There were no payments made in the three-month period ended March 31, 2011.  As of December 31, 2010, all annual license fees have been paid in a timely manner.

In connection with the Michigan Agreement, during 2003 Cellectar issued 203,483 shares of common stock to Michigan as partial consideration for the rights described above.  The estimated fair-market value of the issuance was $80,412 and was recorded as a license cost and is included as a component of stockholders equity in the accompanying balance sheets.

2005 License Agreement with Wisconsin Alumni Research Foundation

In January 2005, Cellectar entered into a license agreement (the “WARF Agreement”) with the Wisconsin Alumni Research Foundation (“WARF”) under which Cellectar received a license, with a right to grant sublicenses, to develop, manufacture, and market products with respect to certain patents.  The WARF Agreement required an initial license fee of $8,800 and provided that Cellectar pay royalties equal to 0.3% of sales of any licensed products.  Cellectar was also required to reimburse WARF for patent filing fees and related costs.  During the years ended December 31, 2010 and 2009, there were no costs related to the patents under the WARF Agreement.  In June 2010, the WARF Agreement was terminated.

5.  CONVERTIBLE DEBT

On January 25, 2010, Cellectar issued nine convertible promissory notes (“Convertible Notes”) in an aggregate principal amount of $2,720,985.  The Convertible Notes provided for interest of 12% compounded annually with a maturity date of the earlier of (i) the date on which Cellectar’s cash reserves fall below $250,000 or (ii) January 20, 2011.  Upon an event of default, as defined, the interest rate increased by 10% to 22%.  The outstanding principal balance, together with any unpaid interest, was convertible immediately, by the lender, into common stock of the Company at $0.82987 per share.  Furthermore, the Convertible Notes were subject to an automatic conversion feature, equal to 70% of the per share price of the qualified financing, should the Company complete a qualified financing transaction which raises at least $20,000,000 in proceeds to the Company.  Since the Convertible Notes were convertible into common stock at date of issuance at a per share price which was less than the estimated fair value of the Company’s common stock at that date, the Convertible Notes contained a beneficial conversion feature (“BCF”).  The estimated intrinsic value of the BCF was $214,000 and was recorded as a component of interest expense on the date of issuance.  Since the conversion price was subject to adjustment in the event of a qualified transaction, as defined, the Convertible Notes also contain a contingent beneficial conversion feature (“CBCF”).  Since this contingency was not resolved, no intrinsic value was allocated to the CBCF.  As of December 31, 2010 and 2009, principal of $2,720,985 and $0 was outstanding, respectively, on the Convertible Notes.

On January 20, 2011, the Convertible Notes matured but remain unpaid.  On January 31, 2011, the holders of the Convertible Notes agreed to convert the principal and unpaid interest, immediately prior to the Acquisition, into a fixed total of 4,181,535 shares of common stock of the Company (see Note 15), provided that the note holders invested an aggregate minimum amount in the private placement that was completed in connection with the Acquisition.  Such conversion occurred on April 8, 2011. The revised conversion terms resulted in the issuance of an additional 343,963 shares of common stock than would have been issued if the Convertible Notes had been converted in accordance with their original terms. The value of these additional shares of $258,000 will be recorded as a component of interest expense in the quarter ended June 30, 2011.

The Convertible Notes are classified as a long-term obligation on the accompanying balance sheets as a result of the conversion of the short-term obligation through the issuance of equity securities in connection with the Acquisition.

6.  LONG-TERM NOTES PAYABLE

On January 11, 2008, Cellectar entered into a loan agreement with a bank to borrow up to $1,200,000.  The borrowing, evidenced by a note (the “Bank Note”), bore interest at a rate of 7.01% per annum, could be prepaid without penalty and was payable in 48 monthly principal and interest payments of $20,520 with a balloon payment of any remaining unpaid principal and interest on March 28, 2012.  In the event of default of payment, Cellectar would be required to pay a late charge equal to 5% of the delinquent payment and the interest rate on the unpaid principal would be increased by 3%.  The Bank Note was collateralized by substantially all assets of Cellectar and a deposit account in the amount of $500,000.  The cash collateral is classified as restricted cash in the accompanying balance sheet.  As of December 31, 2010 and 2009, $470,941 and $675,743 are classified as a long-term note payable in the accompanying balance sheet, respectively.  On April 8, 2011, Cellectar paid the remaining balance of the Bank Note in full immediately prior to the closing of the Acquisition (see Note 15).

On September 15, 2010, Cellectar entered into certain loan agreements with the Wisconsin Department of Commerce (“WDOC Notes”) to borrow a total of $450,000.  The WDOC Notes bear interest at 2% per annum beginning on the date of disbursement and allow for the deferral of interest and principal payments until April 30, 2015.  In the event of default of payment, interest on the delinquent payment is payable at a rate equal to 12% per annum.  Monthly payments of $20,665 for principal and interest shall commence on May 1, 2015 and continue for 23 equal installments with the final installment of any remaining unpaid principal and interest due on April 1, 2017.  As of December 31, 2010, $450,000 is classified as a long-term note payable in the accompanying balance sheet.

Long-term notes payable consists of the following as of December 31:

	2010	2009

Bank Note, 7.01% interest	$675,743	$866,532
Wisconsin Department of Commerce, 2% interest	450,000	—
	1,125,743	866,532
Less current portion	(204,802)	(190,789)
Long-term note payable, net of current portion	$920,941	$675,743

As of December 31, 2010, long-term notes payable matures as follows:

Years ended December 31,
2011	$204,802
2012	470,941
2013	—
2014	—
2015	119,957
Thereafter	330,043
$1,125,743

During the three-month period ended March 31, 2011, payments of $50,000 were made in connection with the Bank Note.

7.  LINE OF CREDIT

In 2009, Cellectar had a $100,000 line of credit with a bank.  Borrowings under the line of credit bore interest at LIBOR plus 3.25% with a 4.5% minimum rate.  The line of credit expired on January 10, 2010 and was not renewed.  There were no amounts outstanding under the line as of December 31, 2009.

8. STOCKHOLDERS’ EQUITY (DEFICIENCY)

On January 1, 2008, Cellectar converted from a Wisconsin limited liability company to a Wisconsin corporation (the “Conversion”). Each issued and outstanding unit of equity in the limited liability company immediately prior to the Conversion was converted into one issued and outstanding share of Cellectar common stock and each unexercised unit option outstanding immediately prior to the Conversion was converted into an option to acquire the same number of shares of the corporation’s common stock.  For purposes of presentation in these financial statements, all amounts and disclosures related to equity issuances prior to the Conversion have been retroactively restated to reflect the issuance of Novelos common stock, applying the Exchange Ratio, rather than member units in the limited liability company.  All issuances of Cellectar common stock after the Conversion have been retroactively restated to reflect the Exchange Ratio.

From inception until December 31, 2010, Cellectar issued 12,559,218 shares of common stock for net proceeds of approximately $21,710,000.

The following shares were reserved for future issuance upon exercise of stock options or conversion of debt:

	March 31,	December 31,
	2011 (unaudited)	2010	2009

Stock options	—	769,189	991,736
Convertible notes	3,822,062	3,646,370	—

Total number of shares reserved for future issuance	3,822,062	4,415,559	991,736

9.  STOCK-BASED COMPENSATION

Cellectar’s stock-based compensation plans prior to the Acquisition are summarized below:

2006 Unit Option Plan.  The 2006 Unit Option Plan (the “2006 Plan”), as amended and restated, provided Cellectar the ability to grant to employees, directors, consultants, and other non-employees units of interest in Cellectar.  The maximum aggregate number of shares that were subject to grant under the 2006 Plan was 1,012,200.

Cellectar granted 631,360 unit options under the 2006 Plan and no additional grants will be made thereunder.  In connection with the Conversion described in Note 8, each issued and outstanding unexercised unit option outstanding immediately prior to the Conversion was converted into an option to acquire the same number of shares of Cellectar’s common stock.  A total of 606,889 and 691,248 options to purchase shares of Cellectar’s common stock were outstanding under the 2006 Plan as of December 31, 2010 and 2009, respectively.  These options generally vested annually over four years and expire on the eighth anniversary of the grant date.  No options were granted under the 2006 Plan during 2010 or 2009.  There have been no exercises of options issued under the 2006 Plan.  On March 17, 2011, in contemplation of the Acquisition, Cellectar terminated the remaining options outstanding under the 2006 Plan as of that date (Note 15).

2008 Stock Incentive Plan.  The 2008 Stock Incentive Plan (the “2008 Plan”) provided Cellectar the ability to grant to employees, directors, consultants and other non-employees of Cellectar options to purchase common stock.  The maximum aggregate number of shares that were subject to grant under the 2008 Plan was 823,930.  Cellectar granted a total of 382,223 options under the 2008 Plan.  A total of 162,300 and 300,488 options to purchase shares of Cellectar’s common stock were outstanding as of December 31, 2010 and 2009, respectively.  These options generally vested annually over four years and expire on the tenth anniversary of the grant date.   During 2009, 90,929 options were granted under the 2008 Plan.  During 2010, no options were granted under the 2008 Plan. No options have been exercised. On March 17, 2011, in contemplation of the Acquisition, Cellectar terminated the remaining options outstanding under the 2008 Plan (Note 15).

As of December 31, 2010, an aggregate of 1,066,941 shares were available for grant under the 2006 Plan and 2008 plan.

The board of directors determines exercise prices and vesting periods on the date of grant, subject to the provisions of the 2006 Plan and 2008 Plan.  Options have been granted at or above the estimated fair-market value of the common stock at the grant date. Options granted pursuant to the 2006 Plan and 2008 Plan generally will become fully vested in the event of a business combination whereby the options are not assumed or replaced by the surviving company, as defined.

Post-Acquisition Option Grants.  Option grants to directors and employees following the Acquisition will be made under the Novelos Therapeutics 2006 Stock Incentive Plan (the “Novelos 2006 Plan”).  See Note 15 for a description of amendments to and option grants made under the Novelos 2006 Plan in May 2011.

Accounting for Stock-Based Compensation

Employee stock-based compensation is accounted for in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  Non-employee stock-based compensation is accounted for in accordance with the guidance of FASB ASC Topic 505, Equity. As such, the Company recognizes expense based on the estimated fair value of options granted to non-employees over their vesting period, which is generally the period during which services are rendered and deemed completed by such non-employees.

The following table summarizes amounts charged to expense for stock-based compensation related to employee and director stock option grants and stock-based compensation recorded in connection with stock options granted to non-employee consultants:

	Three Months Ended March 31, (unaudited)		Year Ended December 31,		Cumulative Development- Stage Period From November 7, 2002 through December 31,
	2011	2010	2010	2009	2010
Employee and director stock option grants:
Research and development	$23,526	$21,024	$61,791	$87,598	$298,386
General and administrative	34,936	98,636	291,549	414,401	1,577,303
	58,462	119,660	353,340	501,999	1,875,689
Non-employee consultant stock option grants:
Research and development	—	—	—	200	71,724

Total stock-based compensation	$58,462	$119,660	$353,340	$502,199	$1,947,413

On July 14, 2010, the expiration date of vested options held by a former employee was extended until July 8, 2015.  The extension constituted a modification to the terms of the award and additional stock-based compensation was measured as the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.  Accordingly, incremental stock-based compensation expense of $20,000 was recorded in connection with the modification.

Assumptions Used In Determining Fair Value

Valuation and amortization method. The fair value of each stock award is estimated on the grant date using the Black-Scholes option-pricing model.  The estimated fair value of employee stock options is amortized to expense using the straight-line method over the vesting period.

Volatility. Volatility is estimated based on a review of volatility estimates of publicly held drug development companies in a similar stage of development.

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption.

Expected term. The expected term of stock options granted is based on an estimate of when options will be exercised in the future.   The expected term is generally applied, with respect to employees, to one group as a whole as the Company does not expect substantially different exercise or post-vesting termination behavior within its population of option holders. The Company applied the simplified method of estimating the expected term of the options, as described in the SEC’s Staff Accounting Bulletins 107 and 110, as the Company did not have significant historical experience and there have been no stock option exercises to date.  Using this method, the expected term is determined using the average of the vesting period and the contractual life of the stock options granted.  The expected term for non-employee awards represents the contractual life of the stock options granted.

Forfeitures.   Stock-based compensation expense is recorded only for those awards that are expected to vest.  FASB ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option.  An annual forfeiture rate of 0% was applied to all unvested options as of December 31, 2010 as very few forfeitures had been experienced through 2009 and there is insufficient history to develop an accurate estimate of future forfeitures.  This analysis will be re-evaluated semi-annually and the forfeiture rate will be adjusted as necessary.  Ultimately, the actual expense recognized over the vesting period will be for only those shares that vest.

The following table summarizes weighted-average values and assumptions used for options granted to employees, directors and consultants in the periods indicated:

Year Ended December 31, 2009
Volatility	85%
Risk-free interest rate	1.72%-1.91%
Expected life (years)	6.25
Dividend	0%
Weighted-average exercise price	$0.76
Weighted-average grant-date fair value	$0.55

There were no stock options granted during the year ended December 31, 2010.

Stock Option Activity

A summary of stock option activity under stock option plans is as follows:

	Number of Shares Issuable Upon Exercise of Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contracted Term in Years	Aggregate Intrinsic Value
Outstanding at November 7, 2002	—
Granted	922,654	$2.52
Forfeited	(12,653)	$3.04
Outstanding at January 1, 2009	910,001	$2.86
Granted	90,929	$0.76
Forfeited	(9,194)	$2.72
Outstanding at December 31, 2009	991,736	$2.68
Canceled	(222,547)	$2.63
Outstanding at December 31, 2010	769,189	$2.69
Canceled	(769,189)	$2.69
Outstanding at March 31, 2011 (unaudited)	—

Vested and expected to vest, December 31, 2010	769,189	$2.69	4.07	$—
Exercisable at December 31, 2010	743,450	$2.69	4.07	$—
Exercisable at March 31, 2011 (unaudited)	—			$—

The aggregate intrinsic value of options outstanding is calculated based on the positive difference between the estimated per share fair value of Cellectar’s common stock at the end of the respective period and the exercise price of the underlying options. The estimated fair-market value of Cellectar’s common stock at the end of the periods shown was less than the exercise price of the underlying options, as such, the aggregate intrinsic value is $0.  There have been no option exercises to date.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2009 and for the period November 2, 2002 to December 31, 2009 was $0.55 and $1.90, respectively.  There were no options granted during the year ended December 31, 2010.  The total fair value of shares vested during December 31, 2010 and 2009 and for the period November 2, 2007 (date of inception) to December 31, 2010 was $199,600, $185,600 and $2,050,000, respectively.   The weighted-average grant-date fair value of vested and unvested options outstanding at December 31, 2010 and 2009 was $2.01 and $1.91 and $1.85 and $1.88, respectively.

As of December 31, 2010, there was approximately $58,000 and $0 of total unrecognized compensation cost related to unvested stock-based compensation arrangements related to employees and non-employees, respectively.  Of the total unrecognized amount as of December 31, 2010, all was recognized in the three months ended March 31, 2011.

On March 4, 2011, in contemplation of the Acquisition and in accordance with terms of the applicable option agreements, Cellectar accelerated the vesting on all outstanding and unvested options at that date and notified all option holders that any unexercised options as of March 17, 2011 would then be terminated.  On March 17, 2011, Cellectar terminated all outstanding options.  The remaining unamortized compensation expense of $58,000 was recorded related to the acceleration of outstanding options in the quarter ended March 31, 2011.  No additional compensation expense was recorded related to the acceleration of unvested shares as the acceleration did not represent a modification to the original terms of the options.

10.  INCOME TAXES

Deferred tax assets consisted of the following at December 31:

	2010	2009

Deferred tax assets
Federal net operating loss	$6,116,804	$4,754,001
Federal research and development tax credit carryforwards	390,600	273,788
Wisconsin net operating loss credit carryforwards	814,492	589,548
Wisconsin research and development tax credit carryforwards	220,738	171,552
Stock-based compensation expense	552,859	415,060
Charitable contribution carryforwards	49,725	49,725
Accrued liabilities	25,327	75,711
Total deferred tax assets	8,170,545	6,329,385

Deferred tax liabilities
Depreciable and intangible assets	(434,056)	(475,524)
Total deferred tax liabilities	(434,056)	(475,524)

Net deferred tax assets	7,736,489	5,853,861
Less valuation allowance	(7,736,489)	(5,853,861)

Total deferred tax assets	$—	$—

As of December 31, 2010, Cellectar had federal and state net operating loss carryforwards (“NOLs”) of approximately $15,684,000 and $15,633,000 respectively, which expire beginning in 2030 and 2025, respectively.  In addition, Cellectar has federal and state research and development and investment tax credits of approximately $391,000 and $335,000, respectively.  The amount of NOLs which may be utilized annually in future periods will be limited pursuant to Section 382 of the Internal Revenue Code as a result of substantial changes in the Company’s ownership that have occurred or that may occur in the future.  The Company has not quantified the amount of such limitations.

Because of the limited operating history, continuing losses and uncertainty associated with the utilization of the NOLs in the future, management has provided a full allowance against the gross deferred tax asset.

Cellectar did not have unrecognized tax benefits or accrued interest and penalties at any time during the years ended December 31, 2010 and 2009, and does not anticipate having unrecognized tax benefits over the next twelve months.  The Company is subject to audit by the IRS for tax periods commencing January 1, 2007.

For the three-month period ended March 31, 2011, the federal and state NOLs increased by approximately $965,000 as a result of the loss recorded.  There were no material changes to the deferred tax assets and liabilities during the three-month period ended March 31, 2011.

11.   NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss attributable to common stockholders, as adjusted, by the sum of the weighted average number of shares of common stock and the dilutive potential common stock equivalents then outstanding. Potential common stock equivalents consist of stock options and convertible debt.  Since there is a net loss attributable to common stockholders for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009, the inclusion of common stock equivalents in the computation for those periods would be antidilutive. Accordingly, basic and diluted net loss per share is the same for all periods presented.

The following potentially dilutive securities have been excluded from the computation of diluted net loss per share since their inclusion would be antidilutive:

	Three Months Ended March 31, (unaudited)		Twelve Months Ended December 31,		Cumulative Development- Stage Period from November 7, 2002 (inception) through December 31,
	2011	2010	2010	2009	2010
Convertible debt	3,822,062	3,349,932	3,646,370	—	3,646,370
Stock options	—	991,736	769,189	991,736	769,189

12. COMMITMENTS

Property Lease

On September 5, 2007, Cellectar entered into a 36-month lease for office and manufacturing space, commencing September 15, 2007.  The lease provides for the option to extend the lease under its current terms for seven additional two-year terms.  Rent is $8,050 per month for the first year and then escalates by 3% per year for the duration of the term including any lease extension terms.  The lease also requires the payment of monthly rent of $1,140 for approximately 3,400 square feet of expansion space.  The monthly rent for the expansion space is fixed until such time as the expansion space is occupied at which time the rent would increase to the current per square foot rate in effect under the original lease terms.  The Company is responsible for certain building-related costs such as property taxes, insurance, and repairs and maintenance.  Rent expense is recognized on a straight-line basis and accordingly the difference between the recorded rent expense and the actual cash payments has been recorded as deferred rent as of each balance sheet dates.  Due to the significant value of leasehold improvements purchased during the initial 3-year lease term and the economic penalty for not extending the building lease, straight-line rent expense and the associated deferred rent has been calculated over 17 years, which represents the full term of the lease, including all extensions.  Rent expense was $44,000 and $33,000 for the three months ended March 31, 2011 and 2010, respectively and $159,000 and $180,000 for the years ended December 31, 2010 and 2009, respectively and $945,000 from inception to December 31, 2010.

The Company is required to remove certain alterations, additions and improvements upon termination of the lease that altered a portion of the rentable space.  In no event shall the cost of such removal, at commercially reasonable rates, paid by the Company exceed $55,000 (“Capped Amount”) and any amount in excess of the Capped Amount shall be the obligation of the landlord.  The Company is required to maintain a certificate of deposit equal to the Capped Amount during the term of the lease, which amount is shown as restricted cash in the accompanying balance sheets.

Effective June 1, 2010, Cellectar entered into a seven-month extension of its office space and effective December 13, 2010 amended the extension to increase the lease extension an additional five-months, expiring May 31, 2011.  In connection with the extension, the monthly rent was adjusted to fifty percent of the rent due immediately prior to the extension and the Company could terminate the lease at the end of a month with 10-day written notice.  The option was retained, prior to May 31, 2011, to further extend the lease through September 14, 2012, in accordance with the original lease terms provided that it pay the unpaid rent for June 1, 2010 through March 31, 2011, based on the original terms of the lease, plus interest at 10% per annum.  As of December 31, 2010, $45,000 was accrued in the accompanying balance sheet for the unpaid rent and accrued interest.  On April 15, 2011, the Company extended the lease through September 14, 2012 and paid all unpaid rent and accrued interest (Note 15).

Future minimum lease payments under this non-cancelable lease are approximately $196,000 and $124,000 during 2011 and 2012.

Capital Lease

Certain equipment is leased under a capital lease.  The lease agreement requires monthly principal and interest payments of $217 and expires on September 3, 2014.  The outstanding obligation is being amortized using a 7% interest rate based on comparable borrowing rates.

The following table provides the estimated future minimum rental payments under all capital leases together with the present value of the net minimum lease payments as of December 31, 2010:

	Minimum lease payments	Less interest	Present value of net minimum lease payments
2011	$2,608	$523	$2,085
2012	2,608	373	2,235
2013	2,608	211	2,397
2014	1,739	45	1,694
	$9,563	$1,152	$8,411

The equipment recorded under capitalized leases is included in fixed assets as of December 31:

	2010	2009

Office equipment	$10,973	$10,973
Less accumulated amortization	(2,928)	(732)
	$8,045	$10,241

13.  EMPLOYEE RETIREMENT PLAN

On January 1, 2009, Cellectar adopted a Safe Harbor defined contribution plan under Section 401(k) of the Internal Revenue Code which covered eligible employees who meet minimum age requirements and allowed participants to contribute a portion of their annual compensation on a pre-tax basis.  Cellectar contributed 3% of each participant’s compensation.  Contributions made for the years ended December 31, 2010 and 2009 were $23,000 and $56,000, respectively.  Cellectar paid administrative expenses for the plan of $3,300 and $2,800 for the years ended December 31, 2010 and 2009, respectively.  The plan was canceled effective August 30, 2010.

14.  RELATED PARTY TRANSACTIONS

Jamey Weichert, the Company’s Chief Scientific Officer, director, shareholder and principal founder is a faculty member at the University of Wisconsin-Madison (“UW”).  Cellectar paid $16,082 to the UW during 2009 for research related activities.  No payments were made to UW during the three months ended March 31, 2011 or the year ended December 31, 2010.

Cellectar made contributions of $25,000 to the UW Foundation, a not-for-profit, tax-exempt Wisconsin corporation, which serves as the official fundraising and gift-receiving organization for the UW and other donor-designated units of the UW System during the year ended December 31, 2009.  No contributions were made to UW Foundation during the three months ended March 31, 2011 or the year ended December 31, 2010.

15.  SUBSEQUENT EVENTS

The Company evaluates events that occur through the filing date and discloses events or transactions that provide additional evidence with respect to the conditions that existed at the date of the balance sheet.

ACQUISITION

Conversion of Convertible Notes and Payment of Long-Term Debt

On April 8, 2011, immediately prior to the Acquisition, Cellectar paid $627,000 in full settlement of the Bank Note (see Note 6).  The payment was made in order to avoid an event of default that would have occurred as a result of the change of control that occurred at the time of the Acquisition.

Also on April 8, 2011, immediately prior to the Acquisition, the Convertible Notes (see Note 5) and accrued interest thereon were converted into a total of 4,181,535 shares of common stock of the Company.  The conversion was completed based on the agreement of the holders of the Convertible Notes that provided for an aggregate fixed number of shares of common stock to be issued upon conversion immediately prior to the Acquisition, provided that the note holders invested an aggregate minimum amount in the private placement that was completed in connection with the Acquisition.  The conversion resulted in the issuance of an additional 343,963 shares of common stock than would have been issued if the Convertible Notes had been converted in accordance with their original terms. The value of these additional shares will be recorded as a component of interest expense in the quarter ended June 30, 2011.

Merger Agreement

On April 8, 2011, Novelos entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cellectar and Cell Acquisition Corp. (the “Merger Subsidiary”), a wholly owned subsidiary of Novelos, pursuant to which Cellectar was merged into the Merger Subsidiary (the “Acquisition”) on that date.  As a result of the Acquisition, the Merger Subsidiary, which has been renamed Cellectar, Inc., owns all assets of and operates the business previously owned and operated by Cellectar.  Prior to the Acquisition, Cellectar was in the business of developing drugs for the treatment and diagnosis of cancer.  The Company will continue to develop Cellectar’s compounds following the Acquisition.  The Company will conduct its operations from Cellectar’s headquarters in Madison, WI and the Company’s executive offices will remain in Newton, MA.

As consideration for the Acquisition, the former stockholders of Cellectar received aggregate consideration consisting of a number of shares of Novelos common stock constituting, after giving effect to the Acquisition but before giving effect to the concurrent private placement of Novelos securities described below, approximately 85% of the outstanding shares of Novelos common stock.  Prior to the Acquisition, Novelos amended and restated its certificate of incorporation and in connection therewith, among other things, effected a 1-for-153 reverse split of its common stock (the “Reverse Split”).  Immediately prior to the Acquisition, there were approximately 2,959,871 shares of Novelos common stock outstanding. Novelos then issued 17,001,596 shares of Novelos common stock to the stockholders of Cellectar upon the effective date of the Acquisition.  Warrants and options to purchase Novelos common stock that were outstanding prior to the Acquisition remained outstanding following the Acquisition. These consist of warrants to purchase a total of 315,164 shares of Novelos common stock with prices ranging from $16.07 to $191.25 and options to purchase a total of 49,159 shares of Novelos common stock with prices ranging from $1.53 to $1,072.53.

Accounting principles generally accepted in the United States require that a company whose security holders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes.  Accordingly, the Acquisition will be accounted for as a reverse acquisition whereby Cellectar will be treated as the acquirer for accounting and financial reporting purposes.  As such, the financial statements presented herein represent the historical financial information of Cellectar.  All per share amounts and outstanding shares, including all common stock equivalents, and stock options, have been retroactively restated in these financial statements and notes for all periods presented to reflect the Exchange Ratio.  The number of authorized shares of common stock disclosed on the balance sheet (150,000,000) represents the number of authorized shares of Novelos common stock immediately prior to the Acquisition.  Additionally, on the Company's balance sheets and statements of stockholders’ equity (deficiency) the aggregate par value of the issued common stock was reduced to reflect $0.00001 par value of Novelos common stock associated with the shares of Cellectar common stock adjusted for the Exchange Ratio and the difference was reclassified to additional paid-in capital.

XMS Capital Partners, the financial advisor to Cellectar in connection with the Acquisition, received a cash fee of $200,000 upon the completion of the Acquisition in consideration of their services.  Rodman & Renshaw, LLC (“Rodman”), financial advisor to Novelos in connection with the Acquisition, received a cash fee of $250,000 upon the completion of the Acquisition in consideration of their services.  These amounts will be recorded as general and administrative expense on the date of Acquisition.

Securities Purchase Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Securities Purchase Agreement with certain accredited investors under which the Company sold an aggregate of 6,846,537 units, each unit consisting of one share of its common stock and a warrant to purchase one share of its common stock, at a price of $0.75 per unit, for gross proceeds of approximately $5,135,000.  The warrants have an exercise price of $0.75 and expire on March 31, 2016.  The warrant exercise price and/or the common stock issuable pursuant to such warrant will be subject to adjustment for stock dividends, stock splits or similar capital reorganizations so that the rights of the warrant holders after such event will be equivalent to the rights of warrant holders prior to such event.

The Securities Purchase Agreement includes a requirement that the Company file with the Securities and Exchange Commission (“SEC”) no later than October 5, 2011, a registration statement covering the resale of the shares of common stock, and the shares of common stock underlying the warrants, issued pursuant to the Securities Purchase Agreement.  The Company is also required to use our commercially reasonable efforts to have the registration statement declared effective by December 4, 2011, and to keep the registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), until the earlier of the date when all the registrable securities covered by the registration statement have been sold or the second anniversary of the closing.

In the event the Company fails to file the registration statement within the timeframe specified by the Securities Purchase Agreement, or if it fails to obtain effectiveness of this registration on or prior to the December 4, 2011 (if there is no review by the SEC) or by January 3, 2012 (if there is review by the SEC) with respect to the maximum number of shares permitted to be registered by the SEC, the Company will be required to pay to the purchasers liquidated damages equal to 1.5% per month (pro-rated on a daily basis for any period of less than a full month) of the aggregate purchase price of the units purchased until the registration statement is filed or declared effective, as applicable.  The Company will be allowed to suspend the use of the registration statement for not more than 30 consecutive days, on not more than two occasions, in any 12-month period.  The Company has also granted piggy-back registration rights with respect to any shares of common stock that it is required to exclude from the registration statement as a condition of its effectiveness, and has also agreed to file further registration statements with respect to any such shares six months after the effective date of the initial registration statement.

The Company paid to Rodman, the placement agent for the financing, a cash fee equal to $200,000 and issued warrants to purchase 192,931 shares of its common stock (having an exercise price of $0.75 and which expire March 31, 2016) in consideration for their advisory services with respect to the financing pursuant to the placement agency agreement between Rodman and the Company.  Rodman is entitled to registration rights with respect to the shares of common stock issuable upon exercise of these warrants.  The cash fee will be recorded as a reduction of gross proceeds received.

Purchase Accounting

The Acquisition will be accounted for using the purchase method of accounting as a reverse acquisition.  In a reverse acquisition, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer, Cellectar, plus the fair value of the net assets of the accounting acquiree, Novelos.  Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values and the excess of the purchase price over the estimated fair value of the identifiable net assets is presented as excess purchase price over net assets acquired.  The cost of acquisition and related purchase-price allocation is based on preliminary evaluation of the fair value of assets and liabilities assumed from Novelos and may change when the final valuation of certain intangible assets is determined.  The excess of purchase price over net assets acquired will be allocated to intangibles and goodwill once the Company completes the final allocation of purchase price.

The purchase price as of the acquisition date was $2,219,903 and was determined based on the fair value of the shares of common stock retained by Novelos shareholders at the date of Acquisition.

The following table summarizes the Company’s preliminary estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition.

Consideration - issuance of securities	$2,219,903

Prepaid expenses and other assets	$71,892
Fixed assets	6,515
Accrued liabilities	(250,008)
Deferred revenue	(391,666)
Derivative liability	(56,050)
Excess of purchase price over net assets acquired	1,933,349

Total purchase price – net of cash acquired of $905,871	$1,314,032

The excess of purchase price over net assets acquired will be allocated to intangibles and goodwill once the Company completes the final allocation of purchase price.  The Company does not anticipate recording intangibles which have definite lives.  The Company expects to complete its final allocation of the purchase price no later than April 7, 2012.

Unaudited Supplemental Pro Forma Information

The table below summarizes revenue and net income (loss) for the periods shown as though the Acquisition occurred at the beginning of the period ending December 31, 2010:

	For the Three Months Ended March 31,		For the Twelve Months Ended December 31,
	2011	2010	2010
Revenue	$8,333	$8,333	$33,334

Net income (loss)	$(1,368,609)	$2,734,438	$(4,405,631)

The pro forma supplemental information has been adjusted for the following:

1)
Elimination of $157,000, $74,000, and $361,000 of interest expense for the three months ended March 31, 2011 and 2010 and the twelve months ended December 31, 2010, respectively; such amounts relate to interest accrued on the Convertible Notes which were converted immediately prior to the Acquisition (see Note 5) and the Bank Note which was paid in full settlement of the note immediately prior to the Acquisition (see Note 6).

2)
Recognition of a additional BCF of $463,000 in the three months ended March 31, 2010 and the year ended December 31, 2010 in connection with the conversion of the Convertible Notes, which is assumed to have occurred on January 1, 2010 for the purpose of pro forma presentation (see Note 5).

3)
Elimination of $449,000 and $77,000 of Acquisition costs incurred during the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively, which are assumed to have been incurred prior to January 1, 2010 for the purpose of presentation in the pro forma statements of operations.

4)	Recognition of $450,000 of investment banking fees that occurred as a result of the consummation of the Acquisition.
5)
Elimination of dividends and adjustment of deemed dividends on Novelos’ preferred convertible stock, which is assumed to have been exchanged for common stock on January 1, 2010 for the purpose of pro forma presentation.

OTHER SUBSEQUENT EVENTS

Novelos Litigation

Novelos is party to certain legal matters that existed prior to the Acquisition. The following summarizes the status of those matters.

Class Action

A purported class-action complaint was filed on March 5, 2010 in the United States District Court for the District of Massachusetts by an alleged shareholder of Novelos, on behalf of himself and all others who purchased or otherwise acquired Novelos’ common stock in the period between December 14, 2009 and February 24, 2010, against Novelos’ President and Chief Executive Officer, Harry S. Palmin.  On October 1, 2010, the court appointed lead plaintiffs (Boris Urman and Ramona McDonald) and appointed lead plaintiffs’ counsel.  On October 22, an amended complaint was filed.  The amended complaint claims that Novelos violated Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder in connection with alleged disclosures related to the Phase 3 clinical trial of NOV-002 for non-small-cell lung cancer.  On December 6, 2010, Novelos filed a motion to dismiss the complaint with prejudice.  On January 20, 2011, the plaintiffs filed their opposition to the motion and on March 3, 2011, Novelos filed its response to the opposition. The motion to dismiss remains pending. The Company believes the allegations are without merit and intends to defend vigorously against the allegations.

BAM Dispute

On June 28, 2010, Novelos received a letter from counsel to ZAO BAM and ZAO BAM Research Laboratories (collectively, “BAM”) alleging that Novelos modified the chemical composition of NOV-002 without prior notice to or approval from BAM, constituting a material breach of a technology and assignment agreement Novelos had entered into with BAM on June 20, 2000 (the “June 2000 Agreement”).  The letter references Novelos’ amendment, submitted to the FDA on August 30, 2005, to its investigational new drug application dated August 1999 as the basis for BAM’s claims and demands the transfer of all intellectual property rights concerning NOV-002 to BAM.  Mark Balazovsky, a director of Novelos from June 1996 until November 2006 and a shareholder of Novelos through at least June 25, 2010, is, to the Company’s knowledge, still the general director and principal shareholder of ZAO BAM, a Russian company.  On September 24, 2010, Novelos filed a complaint in Suffolk Superior Court seeking a declaratory judgment by the court that the June 2000 Agreement has been replaced by a subsequent agreement between the parties dated April 1, 2005 (the “April 2005 Agreement”), that Novelos’ obligations to BAM are governed solely by the April 2005 Agreement and that the obligations of the June 2000 agreement have been performed and fully satisfied.  On November 29, 2010, BAM answered the complaint, denying the material allegations, and stating its affirmative defenses and certain counterclaims. On January 14, 2011, Novelos responded to the counterclaims, denying BAM’s material allegations and stating its affirmative defenses.  On June 9, 2011, BAM filed an amended counterclaim alleging additional claims related to Novelos’ acquisition of Cellectar.  In that amended counterclaim, BAM alleges that the acquisition evidences Novelos’ abandonment of the technology assigned to it by BAM constituting a breach of the June 2000 Agreement or, if that agreement is determined to no longer be in effect, a breach of the April 2005 Agreement and/or a breach of the implied duty of good faith and fair dealing with respect to the April 2005 Agreement.  The Company believes BAM's allegations and counterclaims are without merit and intends to vigorously defend against them.

Lease Extension

On April 15, 2011, the Company extended its building lease for the Madison, WI headquarters through September 14, 2012 according to the terms in the original lease and paid all unpaid rent and related accrued interest.

Amendment to Stock Option Plan and Option Issuances

On May 18, 2011, the board of directors of the Company approved amendments to the Novelos 2006 Stock Incentive Plan (the “Plan”) to, among other things, increase the aggregate number of shares of the Company’s common stock reserved for issuance under the Plan (including any shares that have already been issued thereunder), to 7,000,000 and remove the 750,000 share annual individual limitation on grants under the Plan.

On May 18, 2011, the Company’s board of directors granted options to purchase a total of 3,576,400 shares of the Company’s common stock to directors, officers, employees and consultants of the Company, including the following grants to the Company’s Named Executive Officers:

•   An option to purchase 1,340,400 shares of common stock granted to Harry S. Palmin with 670,200 shares vesting quarterly over a four-year period; 167,550 shares vest upon the closing of one or more financings with total gross proceeds of at least $10 million before December 31, 2011; 167,550 shares vest upon the closing of one or more financings with total gross proceeds of at least $20 million before December 31, 2012; 167,550 shares vesting upon the availability of proof of concept data in man for LIGHT by December 31, 2011; and 167,550 shares vesting upon the initiation of a Phase 2a clinical trial for HOT by August 31, 2012.

•   An option to purchase 200,000 shares of common stock granted to Christopher J. Pazoles, vesting quarterly over a three-year period.

Entry into Retention Agreements

On May 18, 2011, the Company’s board of directors approved the entry into a retention agreement with each of 5 individuals that were employees of Cellectar at the time of the Acquisition.  The agreements provide for the lump-sum payment of six months’ base salary and benefits following a termination without cause or a resignation with good reason occurring on or before November 18, 2011.  The agreements expire November 18, 2011.